Exhibit 99.1

FOR IMMEDIATE RELEASE

Spectranetics Achieves Third Quarter 2015 Revenue of $61.7 Million

COLORADO SPRINGS, Colo. (October 22, 2015) - The Spectranetics Corporation (NASDAQ: SPNC) today reported financial results for the three and nine months ended September 30, 2015. Highlights of the quarter, all compared with the three months ended September 30, 2014 include:

•	Revenue of $61.7 million increased 5% (7% constant currency1)

•	Vascular Intervention revenue of $40.4 million increased 10% (12% constant currency)

•	Lead Management revenue of $18.0 million increased 2% (5% constant currency)

“We are pleased with our third quarter results, marked by solid performance within our Vascular Intervention, Lead Management and International businesses. We believe that our team, portfolio, product pipeline and clinical data position us to capitalize on the compelling growth opportunities ahead,” said Scott Drake, President and Chief Executive Officer.

Net loss for the three months ended September 30, 2015 was $14.5 million, or $0.34 per share, compared with net loss of $13.9 million, or $0.33 per share, for the three months ended September 30, 2014. Non-GAAP net loss1 for the three months ended September 30, 2015 was $7.2 million, or $0.17 per share, compared with non-GAAP net loss of $1.9 million, or $0.05 per share, for the three months ended September 30, 2014.

__________________________
1Constant currency and non-GAAP net loss are non-GAAP financial measures. See “Reconciliation of Non-GAAP Financial Measures” later in this release.

Year-To-Date Financial Results
Revenue for the nine months ended September 30, 2015 rose 27% (30% constant currency) to $180.8 million from $142.0 million for the nine months ended September 30, 2014. Total Vascular Intervention revenue increased 49% (50% constant currency), to $117.5 million. Lead Management revenue increased 7% (10% constant currency) to $51.6 million. Laser system, service and other revenue decreased 21% (18% constant currency) to $11.6 million.

AngioSculpt revenue was $42.6 million for the nine months ended September 30, 2015. Excluding AngioSculpt revenue from the June 30, 2014 acquisition date, total revenue increased 9% (11% constant currency) and Vascular Intervention revenue, excluding AngioSculpt, increased 17% (18% constant currency).

Net loss during the nine months ended September 30, 2015 was $49.0 million, or $1.16 per share, compared with net loss of $24.9 million, or $0.60 per share, for the nine months ended September 30, 2014. Non-GAAP net loss during the nine months ended September 30, 2015 was $28.9 million, or $0.68 per share, compared with non-GAAP net loss of $9.6 million, or $0.23 per share, for the nine months ended September 30, 2014.

2015 Financial Outlook
Spectranetics updates its projected 2015 revenue to be within a range of $242 million to $248 million compared with $240 million to $250 million previously projected.

Net loss is projected to be within a range of $65.0 million to $69.0 million, or $1.53 to $1.62 per share, unchanged from previous projections. Non-GAAP net loss is projected to be within a range of $40.0 million to $44.0 million, or $0.94 to $1.04 per share, compared with previous projections of $41 million to $45 million, or $0.96 to $1.07 per share. See “Reconciliation of non-GAAP Financial Measures” later in this release. Gross margin is projected within a range of 73.5% to 74.0%, unchanged from previous projections. Research, development and other technology expenses are expected to be approximately 26.5% to 27.0%, compared with 26.5% to 27.5% previously projected.

Conference Call
Management will host an investment community conference call today beginning at 2:30 p.m. MT / 4:30 p.m. ET. Individuals interested in listening to the conference call may dial (877) 561-2747 for domestic callers, or (973) 409-9689 for international callers, conference ID 48806203, or access the webcast on the investor relations section of the Company’s website at: www.spectranetics.com. The webcast will be available on the Company’s website for 14 days following the completion of the call.

About Spectranetics
The Spectranetics Corporation develops, manufactures, markets and distributes medical devices used in minimally invasive procedures within the cardiovascular system. The Company's products are sold in over 65 countries and are used to treat arterial blockages in the heart and legs and in the removal of pacemaker and defibrillator leads.

The Company's Vascular Intervention (VI) products include a range of laser catheters for ablation of blockages in arteries above and below the knee, the AngioSculpt® scoring balloon used in both peripheral and coronary procedures, and the Stellarex drug-coated balloon peripheral angioplasty platform, which received European CE mark approval in December 2014. The Company also markets support catheters to facilitate crossing of peripheral and coronary arterial blockages, and retrograde access and guidewire retrieval devices used in the treatment of peripheral arterial blockages, including chronic total occlusions. The Company markets aspiration and cardiac laser catheters to treat blockages in the heart.

The Lead Management (LM) product line includes excimer laser sheaths, dilator sheaths, mechanical sheaths and accessories for the removal of pacemaker and defibrillator cardiac leads.

For more information, visit www.spectranetics.com.

Safe Harbor Statement
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. You can identify these statements because they do not relate strictly to historical or current facts. Such statements may include words such as “anticipate,” “will,” “estimate,” “expect,” “look forward,” “strive,” “project,” “intend,” “should,” “plan,” “believe,” “hope,” “enable,” “potential,” and other words and terms of similar meaning in connection with any discussion of, among other things, future operating or financial performance, strategic initiatives and business strategies, clinical trials, regulatory or competitive environments, outcome of litigation, our intellectual property and product development. These forward-looking statements include, but are not limited to, statements regarding our competitive position, product development and commercialization schedule, expectation of continued growth and the reasons for that growth, growth rates, strength, integration and product launches, and 2015 outlook including projected revenue and expenses, net loss and gross margin. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements and to note they speak only as of the date of this release. These risks and uncertainties may include financial results differing from guidance, inability to successfully integrate AngioScore and Stellarex into our business, market acceptance of excimer laser atherectomy technology and our vascular intervention and lead removal products, lack of cash necessary to satisfy our cash obligations under our outstanding 2.625% Convertible Senior Notes due 2034, our debt adversely affecting our financial health and preventing us from fulfilling our debt service and other obligations, increasing price and product competition, increased pressure on expense levels resulting from expanded sales, marketing, product development and clinical activities, uncertain success of our strategic direction, dependence on new product development, loss of key personnel, uncertain success of or delays in our clinical trials, adverse results in any ongoing legal proceeding, or any legal proceeding in which we may become involved, adverse impact to our business of the health care reform and related legislation or regulations, including changes in reimbursements, continued or worsening adverse conditions in the general domestic and global economic markets and continued volatility and disruption of the credit markets, which affects the ability of hospitals and other health care systems to obtain credit and may impede our access to capital, intellectual property claims of third parties, availability of inventory from suppliers, adverse outcome of inspections by the U.S. Food and Drug Administration (FDA), the receipt of FDA approval to market new products or applications and the timeliness of any approvals, market acceptance of new products or applications, product defects, ability to manufacture sufficient volumes to fulfill customer demand, availability of vendor-sourced components at reasonable prices, unexpected delays or costs associated with any planned improvements to our manufacturing processes, and share price volatility due to the initiation or cessation of coverage, or changes in ratings, by securities analysts. For a further list and description of such risks and uncertainties that could cause our actual results, performance or achievements to materially differ from any anticipated results, performance or achievements, please see our previously filed reports with the Securities and Exchange Commission, including those risks set forth in our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the three months ended June 30, 2015. We disclaim any intention or obligation to update or revise any financial or other projections or other forward-looking statements, whether because of new information, future events or otherwise.

Use of Non-GAAP Financial Measures
To supplement our condensed consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most directly comparable GAAP measures for the respective periods, and an explanation of our use of these non-GAAP measures, can be found in “Reconciliation of Non-GAAP Financial Measures” immediately following the financial tables. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP.

Investor Relations Contacts
Guy Childs
Investor.relations@spnc.com
(719) 447-2415

Lynn Pieper
Investor.relations@spnc.com
(415) 202-5678

-Financial tables follow-

THE SPECTRANETICS CORPORATION
Condensed Consolidated Statements of Operations
(in thousands, except per share data and percentages)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenue	$61,660	$58,786	$180,759	$141,955
Cost of products sold	15,809	14,686	46,525	35,526
Amortization of acquired inventory step-up	—	1,014	251	1,014
Gross profit	45,851	43,086	133,983	105,415
Operating expenses:
Selling, general and administrative	34,116	35,490	106,620	91,682
Research, development and other technology	15,926	7,573	47,847	19,364
Medical device excise tax	916	864	2,543	1,977
Acquisition transaction, integration and other costs	5,403	3,826	26,900	8,055
Acquisition-related intangible asset amortization	3,290	3,055	10,072	3,328
Contingent consideration expense	387	1,037	2,471	1,115
Change in fair value of contingent consideration liability	(4,256)	(1,064)	(22,056)	(1,064)
Intangible asset impairment	2,496	4,138	2,496	4,138
Total operating expenses	58,278	54,919	176,893	128,595
Operating loss	(12,427)	(11,833)	(42,910)	(23,180)
Other expense	(1,890)	(1,923)	(5,661)	(2,409)
Loss before taxes	(14,317)	(13,756)	(48,571)	(25,589)
Income tax expense (benefit)	176	188	443	(685)
Net loss	$(14,493)	$(13,944)	$(49,014)	$(24,904)

Net loss per common share:
Basic and diluted	$(0.34)	$(0.33)	$(1.16)	$(0.60)
Weighted average shares outstanding:
Basic and diluted	42,556	41,822	42,369	41,595

THE SPECTRANETICS CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$41,721	$95,505
Accounts receivable, net	40,072	41,090
Inventories, net	27,540	25,446
Other current assets	7,861	10,293
Total current assets	117,194	172,334
Property and equipment, net	45,136	33,819
Debt issuance costs, net	6,174	6,912
Goodwill and intangible assets	266,274	252,514
Other assets	1,947	1,371
Total assets	$436,725	$466,950

LIABILITIES AND STOCKHOLDERS’ EQUITY
Borrowings under revolving line of credit	$23,110	$—
Other current liabilities	48,094	41,343
Convertible senior notes	230,000	230,000
Other non-current liabilities	9,310	33,450
Stockholders’ equity	126,211	162,157
Total liabilities and stockholders’ equity	$436,725	$466,950

THE SPECTRANETICS CORPORATION
Supplemental Financial Information
(Unaudited)

Financial Summary	2014		2015
(000’s, except laser sales and installed base amounts)	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr	3rd Qtr

Disposable products revenue:
Vascular Intervention	36,576	39,055	36,513	40,630	40,370
Lead Management	17,569	18,509	16,431	17,257	17,961
Total disposable products	54,145	57,564	52,944	57,887	58,331

Laser, service, and other	4,641	5,395	4,478	3,790	3,329

Total revenue	58,786	62,959	57,422	61,677	61,660
Non-GAAP gross margin percentage (excluding amortization of acquired inventory step-up) (1)	75%	75%	74%	74%	74%

Net loss	(13,944)	(14,731)	(27,305)	(7,216)	(14,493)

Cash flow used in operating activities	(3,403)	(7,576)	(22,461)	(10,082)	(10,225)
Total cash and cash equivalents at end of quarter	103,538	95,505	43,639	49,255	41,721

Laser sales summary:
Laser sales from inventory	7	11	6	2	1
Laser sales from evaluation/rental units	5	2	2	—	1
Total laser sales	12	13	8	2	2

(1) Non-GAAP gross margin percentage (excluding amortization of acquired inventory step-up) is a non-GAAP financial measure and was recorded during the third quarter of 2014 through the first quarter of 2015. Please refer to the non-GAAP reconciliation tables following this table for the reconciliation to the most comparable GAAP measure.

Worldwide Installed Base Summary:
Laser sales from inventory	7	11	6	2	1
Rental placements	34	26	37	42	35
Evaluation placements	11	8	11	5	5
Laser placements during quarter	52	45	54	49	41
Buy-backs/returns during quarter	(11)	(10)	(16)	(11)	(16)
Net laser placements during quarter	41	35	38	38	25
Total lasers placed at end of quarter	1,236	1,271	1,309	1,347	1,372

Reconciliation of Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements prepared in accordance with GAAP, we use certain non-GAAP financial measures in this release. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures for the respective periods can be found in the tables below. An explanation of the manner in which our management uses these non-GAAP measures to conduct and evaluate our business and the reasons management believes these non-GAAP measures provide useful information to investors are provided following the reconciliation tables.

THE SPECTRANETICS CORPORATION
Reconciliation of revenue by geography to non-GAAP revenue by geography on a constant currency basis (in thousands, except percentages) (unaudited)
	Three Months Ended
	September 30, 2015			September 30, 2014	% Change
	Revenue, as reported	Foreign exchange impact as compared to prior period	Revenue on a constant currency basis	Revenue, as reported	As reported	Constant currency basis
United States	$51,936	$—	$51,936	$48,463	7%	7%
International	9,724	1,066	10,790	10,323	(6)%	5%
Total revenue	$61,660	$1,066	$62,726	$58,786	5%	7%

	Nine Months Ended
	September 30, 2015			September 30, 2014	% Change
	Revenue, as reported	Foreign exchange impact as compared to prior period	Revenue on a constant currency basis	Revenue, as reported	As reported	Constant currency basis
United States	$152,129	$—	$152,129	$115,089	32%	32%
International	28,630	3,342	31,972	26,866	7%	19%
Total revenue	$180,759	$3,342	$184,101	$141,955	27%	30%

THE SPECTRANETICS CORPORATION
Reconciliation of revenue by product line to non-GAAP revenue by product line on a constant currency basis (in thousands, except percentages) (unaudited)
	Three Months Ended
	September 30, 2015			September 30, 2014	% Change
	Revenue, as reported	Foreign exchange impact as compared to prior period	Revenue on a constant currency basis	Revenue, as reported	As reported	Constant currency basis
Vascular Intervention	$40,370	$433	$40,803	$36,576	10%	12%
Lead Management	17,961	518	18,479	17,569	2%	5%
Laser System, Service & Other	3,329	115	3,444	4,641	(28)%	(26)%
Total revenue	$61,660	$1,066	$62,726	$58,786	5%	7%

	Nine Months Ended
	September 30, 2015			September 30, 2014	% Change
	Revenue, as reported	Foreign exchange impact as compared to prior period	Revenue on a constant currency basis	Revenue, as reported	As reported	Constant currency basis
Vascular Intervention, ex-AngioSculpt	$74,899	$938	$75,837	$64,151	17%	18%
AngioSculpt	42,614	480	43,094	14,942	185%	188%
Total Vascular Intervention	$117,513	$1,418	$118,931	$79,093	49%	50%
Lead Management	51,649	1,524	53,173	48,153	7%	10%
Laser System, Service & Other	11,597	400	11,997	14,709	(21)%	(18)%
Total revenue	$180,759	$3,342	$184,101	$141,955	27%	30%
Total revenue ex-AngioSculpt	$138,145	$2,862	$141,007	$127,013	9%	11%

THE SPECTRANETICS CORPORATION
Reconciliation of gross margin to non-GAAP gross margin excluding amortization of acquired inventory step-up (in thousands, except percentages) (unaudited)

	Three Months Ended
	Sept. 30, 2014	Dec. 31, 2014	March 31, 2015	June 30, 2015	Sept. 30, 2015
Gross profit, as reported	$43,086	$46,040	$42,369	$45,763	$45,851
Amortization of acquired inventory step-up (1)	1,014	1,060	251	—	—
Adjusted gross profit, excluding amortization of acquired inventory step-up	$44,100	$47,100	$42,620	$45,763	$45,851

Gross margin, as reported	73%	73%	74%	74%	74%
Non-GAAP gross margin, excluding amortization of acquired inventory step-up	75%	75%	74%	74%	74%

Footnote explanations can be found following the last non-GAAP tables.

Reconciliation of Net Loss to Non-GAAP Net Loss (in thousands) (unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Net loss, as reported	$(14,493)	$(13,944)	$(49,014)	$(24,904)
Acquisition transaction, integration and other costs (2)	5,403	3,826	26,900	8,055
Amortization of acquired inventory step-up (1)	—	1,014	251	1,014
Acquisition-related intangible asset amortization (3)	3,290	3,055	10,072	3,328
Contingent consideration expense (4)	387	1,037	2,471	1,115
Change in fair value of contingent consideration liability (5)	(4,256)	(1,064)	(22,056)	(1,064)
Intangible asset impairment (5)	2,496	4,138	2,496	4,138
Release of valuation allowance related to AngioScore acquisition (6)	—	—	—	(1,266)
Non-GAAP net loss	$(7,173)	$(1,938)	$(28,880)	$(9,584)

THE SPECTRANETICS CORPORATION
Reconciliation of Net Loss Per Share to Non-GAAP Net Loss Per Share (unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Net loss per share, as reported	$(0.34)	$(0.33)	$(1.16)	$(0.60)
Acquisition transaction, integration and other costs (2)	0.13	0.09	0.63	0.19
Amortization of acquired inventory step-up (1)	—	0.02	0.01	0.02
Acquisition-related intangible asset amortization (3)	0.08	0.07	0.24	0.08
Contingent consideration expense (4)	0.01	0.02	0.06	0.03
Change in fair value of contingent consideration liability (5)	(0.10)	(0.03)	(0.52)	(0.03)
Intangible asset impairment (5)	0.06	0.10	0.06	0.10
Release of valuation allowance related to AngioScore acquisition (6)	—	—	—	(0.03)
Non-GAAP net loss per share (7)	$(0.17)	$(0.05)	$(0.68)	$(0.23)

Reconciliation of 2015 Projected Net Loss to Non-GAAP Projected Net Loss (in millions) (unaudited)
	Projected Range
	Twelve Months Ending December 31, 2015
	Low	High
Net loss, GAAP	$(69.0)	$(65.0)
Acquisition transaction, integration and other costs (8)	28.4	28.4
Acquisition-related amortization and contingent consideration expense (9)	16.2	16.2
Change in fair value of contingent consideration liability and intangible asset impairment, net (5)	(19.6)	(19.6)
Non-GAAP net loss	$(44.0)	$(40.0)

Reconciliation of 2015 Projected Net Loss Per Share to Non-GAAP Projected Net Loss Per Share (unaudited)
	Projected Range
	Twelve Months Ending December 31, 2015
	Low	High
Net loss per share, GAAP	$(1.62)	$(1.53)
Acquisition transaction, integration and other costs (8)	0.67	0.67
Acquisition-related amortization and contingent consideration expense (9)	0.38	0.38
Change in fair value of contingent consideration liability and intangible asset impairment, net (5)	(0.46)	(0.46)
Non-GAAP net loss per share (7)	$(1.04)	$(0.94)
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1)	Amortization of acquired inventory step-up relates to the inventory acquired in the AngioScore acquisition.

2)
Acquisition transaction, integration and other costs relate to the AngioScore and Stellarex acquisitions, which closed on June 30, 2014 and January 27, 2015, respectively, and included investment banking fees, accounting, consulting, and legal fees, severance and retention costs, and non-recurring costs associated with establishing manufacturing operations to support the Stellarex program. In addition, these costs included $1.2 million in the three months ended September 30, 2014, and $2.5 million and $18.9 million in the three and nine months ended September 30, 2015, respectively, for legal fees, including legal fees and costs advanced, associated with a patent and breach of fiduciary duty matter in which AngioScore is the plaintiff.

3)	Acquisition-related intangible asset amortization relates primarily to intangible assets acquired in the AngioScore acquisition in June 2014 and the Stellarex acquisition in January 2015.

4)
Contingent consideration expense represents the accretion of the estimated contingent consideration liability related to future amounts payable to former AngioScore stockholders primarily based on sales of the AngioScore products and achievement of regulatory milestones.

5)
During the three months ended September 30, 2015, we remeasured the contingent consideration liability related to the AngioScore regulatory milestones to its fair value and reduced it by approximately $4.3 million. The intangible asset impairment of $2.5 million was to record a partial impairment of the in-process research and development intangible assets acquired as part of the AngioScore acquisition.

During the three months ended June 30, 2015, we remeasured the contingent consideration liability related to the future AngioScore revenue-related payments to its fair value and reduced it by approximately $17.8 million. This reduction was the result of a decrease in our revenue estimates for the AngioSculpt products.

6)
Income tax benefit for the nine months ended September 30, 2014 included a tax benefit of $1.3 million resulting from a reduction in the valuation allowance against our deferred tax assets related to the acquisition of AngioScore.

7)	Per share amounts may not add due to rounding.

8)
Acquisition transaction, integration and other costs consist of integration costs for the Stellarex and AngioScore acquisitions of $8.9 million and legal fees of $19.5 million, which includes legal fees and costs advanced, associated with a patent and breach of fiduciary duty matter in which AngioScore is the plaintiff.

9)
Acquisition-related intangible asset amortization relates primarily to intangible assets acquired in the AngioScore acquisition in June 2014 and the Stellarex acquisition in January 2015. Contingent consideration expense represents the accretion of the estimated contingent consideration liability related to future amounts that may be payable to former AngioScore stockholders primarily based on sales of the AngioScore products and achievement of regulatory milestones.

Management uses the non-GAAP financial measures as supplemental measures to analyze the underlying trends in our business, assess the performance of our core operations, establish operational goals and forecasts that are used in allocating resources and evaluate our performance period over period and in relation to our competitors’ operating results.

The impact of foreign exchange rates is highly variable and difficult to predict. We use a constant currency basis to show the impact from foreign exchange rates on current period revenue compared to prior period revenue using the prior period’s foreign exchange rates. In order to properly understand the underlying business trends and performance of our ongoing operations, we believe that investors may find it useful to consider the impact of excluding changes in foreign exchange rates from our revenue.

We believe presenting the non-GAAP financial measures used in this release provides investors greater transparency to the information used by our management for financial and operational decision-making and allows investors to see our results “through the eyes” of management. We also believe providing this information better enables our investors to understand our operating performance and evaluate the methodology used by management to evaluate and measure such performance.

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. Some limitations associated with using these non-GAAP financial measures are provided below:

•	Management exercises judgment in determining which types of charges or other items should be excluded from the non-GAAP financial measures used.

•
Amortization expense, while not requiring cash settlement, is an ongoing and recurring expense and has a material impact on GAAP net income or loss and reflects costs to us not reflected in non-GAAP net loss. The intangible asset impairment, while not requiring cash settlement, reflects an economic cost to us not reflected in non-GAAP net loss.

•
Items such as the acquisition transaction and integration costs, contingent consideration expense and the change in fair value of contingent consideration liability excluded from non-GAAP net loss can have a material impact on cash flows and GAAP net loss and reflect economic costs to us not reflected in non-GAAP net loss.

•	Revenue growth rates stated on a constant currency basis, by their nature, exclude the impact of changes in foreign currency exchange rates, which may have a material impact on GAAP revenue.

•
Non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and therefore other companies may calculate similarly titled non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes.

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